Exhibit 3.1 - Certificate of Incorporation

SECRETARY OF STATE

(The Great Seal of State of Nevada)

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that MACKENZIE TAYLOR MINERALS INC., did on January 23, 2006, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by law of said State of Nevada.

                    IN WITNESS WHEREOF, I have hereunto set my
                    hand and affixed the Great Seal of State, at my office
                    on January 24, 2006.

(Seal of State of Nevada)                       DEAN HELLER

            DEAN HELLER
            Secretary of State

                    By

                Certification Clerk